                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
            AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)


                                           FISCAL YEAR ENDED
                        -----------------------------------------------------
                           1994       1995       1996      1997       1998
                        ---------  ---------  ---------  ---------  ---------
Interest expense......    $2,836     $3,039     $ 2,771   $ 5,900   $14,062

Estimated interest
  portion of rent
  expense.............       174        335         381       468       694
                          ------     ------     -------   -------   -------

Fixed charges.........    $3,010     $3,374     $ 3,152   $ 6,368   $14,756
                          ------     ------     -------   -------   -------
                          ------     ------     -------   -------   -------

Income (loss) before
  income taxes........    $3,408     $5,966     $ 8,499   $(5,761)      190

Fixed charges.........     3,010      3,374       3,152     6,368    14,756

Less: interest
 charges capitalized..       (11)       (30)        (19)      (29)      (13)
                          ------     ------     -------   -------   -------

Earnings .............    $6,407     $9,310     $11,632   $   578   $14,833
                          ------     ------     -------   -------   -------
                          ------     ------     -------   -------   -------
Ratio of earnings to
  fixed charges(A)....       2.1x       2.8x        3.7x       --       1.0x
                          ------     ------     -------   -------   -------
                          ------     ------     -------   -------   -------

------------------------

(A) Earnings were insufficient to cover fixed charges by $5,790 in fiscal year 1997.